CENTERPLATE RESPONDS TO QUESTIONS
CONCERNING MARKET ACTIVITY
STAMFORD, March 21, 2007— Centerplate, Inc. (AMEX: CVP; TSX: CVP.un) responded today to shareholder inquires concerning unusual market activity of its income deposit securities. The company believes that this activity may have been influenced by a recent article in Sports Business Journal. The article reported unnamed “industry sources” saying that the Yankees plan to “sever ties” with Centerplate with respect to the new stadium and to take a more active role in operating concessions at the new stadium. The article also quoted Yankee President Randy Levine as saying, “We haven’t made a decision.” Centerplate reiterated today that its current contract with the New York Yankees covers the existing Yankee Stadium which is expected to be in operation through 2008.
“Centerplate has strong momentum across its business,” noted CEO Janet L. Steinmayer. She added, “We recently reported very good fourth quarter and 2006 year-end results, with strong sales and earnings growth for the year. Of course, there is always a risk that any contract in our portfolio will not be extended beyond its scheduled expiration. However, we are focused on using our more than 40 years of experience to provide excellent service to all of our clients. At the same time, we are pursuing a broad range of opportunities to partner with clients in increasing sales and continuing to grow our business in new ways. We believe we are taking the steps necessary to best position the company for the future.”
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
# # #
For more information contact:
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com
Centerplate, Inc., is a leading provider of catering, concessions, merchandise and facilities management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.